Exhibit 99.1

                                             FOR IMMEDIATE RELEASE

          CONTACTS:

          John Suske
          Investor Relations
          SoftKey International Inc.
          617/494-5816

                    SOFTKEY INTERNATIONAL BUYS 95% OF THE
                  OUTSTANDING SHARES OF THE LEARNING COMPANY

                       Completes $150 Million Financing

                    _____________________________________

          CAMBRIDGE, MASS (December 22, 1995) SoftKey International Inc. (NASDAQ: SKEY) today announced that its wholly owned subsidiary has accepted for payment 7,686,833 shares, or approximately 95 percent of the outstanding shares, of The Learning Company (NASDAQ: LRNG). The shares were tendered for $67.50 per share in cash in response to SoftKey's tender offer which expired at midnight on December 21, 1995.

          SoftKey said it would promptly commence paying for shares purchased. Under the terms of the tender offer, payment for shares tendered pursuant to notices of guaranteed delivery will not be made until certificates representing such shares have been delivered to the depositary, together with other required documentation.

          Any shares of The Learning Company common stock not tendered and purchased pursuant to the tender offer or otherwise owned by SoftKey or its wholly owned subsidiary will be converted into the right to receive $67.50 per share in cash in the merger. The merger of a subsidiary of SoftKey and The Learning Company is expected to be completed next week.

          SoftKey also announced that it had completed its previously announced sale of $150 million principal amount of 5 1/2% Senior Convertible/Exchangeable Notes due 2000 to Tribune Company.

          The Learning Company is a leading developer of quality educational software products for use at home and school. The Learning Company utilizes emerging technologies to create a system of highly engaging, easy-to-use software products that help build important lifelong learning skills.

          SoftKey International Inc. is ranked as one of the world's largest consumer software publishers in the 1995 Soft-Letter 100. SoftKey develops, publishes and markets over 300 consumer software titles targeted at the home user in the edutainment, lifestyle and productivity categories. SoftKey's product offerings include popular titles such as Calendar Creator , BodyWorks 4.0 , The American Heritage Talking Dictionary, Sports
          Illustrated Swimsuit Calendar, MPC Wizard , KeyCAD Complete, Mosby's Medical Encyclopedia , Time Almanac and the Platinum CD-ROM jewel case, KeyKids and CD-ROM Power Pack lines. SoftKey products are sold in more than 19,000 stores in over 40 countries in the retail, direct mail and OEM sales channels.

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